EXHIBIT 23.2


                    CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the inclusion in this Registration Statement on Form S-3 of Storage USA, Inc. of (1) our report dated January 26, 1996, except for Note 5 and Note 13, as to which the date is March 21, 1996, on our audit of the consolidated financial statements of Storage USA, Inc. (the "Company") as of December 31, 1995 and 1994, and for the year ended December 31, 1995 and for the period from March 24, 1994 (inception) through December 31, 1994, and the combined results of Storage USA, Inc. (the "Predecessor") for the period from January 1, 1994 through March 23, 1994, and for the year ended December 31, 1993, which report is incorporated by reference in the Company's 1995 Form 10-K/A-1; (2) our report dated January 26, 1996, on our audit of the financial statement schedule of Storage USA, Inc. as of December 31, 1995, which report is included in the Company's 1995 Form 10-K/A-1, (3) our report dated December 29, 1995, on our audits of the Historical Summaries of Combined Gross Revenue and Direct Operating Expenses for certain self-storage facilities (the "Acquisition Facilities") for the year ended December 31, 1994, which report is included in the Company's 8-K dated April 5, 1996, and (4) our report dated June 28, 1996, on our audits of the Historical Summaries of Combined Gross Revenue and Direct Operating Expenses for certain self-storage facilities (the "Acquisition Facilities") for the year ended December 31, 1995, which report is included in the Company's 8-K/A dated July 17, 1996.

     We also consent to the reference to our firm under the caption
"Experts".

                              COOPERS & LYBRAND L.L.P.


Baltimore, Maryland
August 22, 1996